Source: *ADT LLC*

June 17, 2024 07:00 ET

ADT Appoints Dan Houston and Danielle Tiedt to the Company's Board of Directors

BOCA RATON, Fla., June 17, 2024 (GLOBE NEWSWIRE) -- ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today announced the appointment of Dan Houston and Danielle Tiedt to the Company's Board of Directors as additional independent directors. In conjunction with their appointments, Houston and Tiedt will both join the Board's Nominating and Corporate Governance Committee, while Houston will also join the Board's Compensation Committee.

"We are pleased to welcome Dan and Danielle to our board of directors," said ADT Chairman, President and CEO, Jim DeVries. "Dan's executive-level experience driving strategy and operational excellence, together with Danielle's leadership in building global brands and marketing technology products, will help us accelerate business growth while staying true to our mission of keeping people safe."

Houston is chairman, president and chief executive officer of Principal Financial Group, a global financial services company with $709 billion of assets under management. He joined Principal in 1984 and has served as chief executive officer since 2015. Houston serves on several boards of non-profit organizations, including the American Council of Life Insurers, Iowa State University Business School Dean's Advisory Council and Partnership for a Healthier America.

As chief marketing officer for Google's YouTube, Tiedt oversees global marketing strategy, product marketing and brand vision. During her tenure, YouTube has grown to a $40 billion business operating in 76 countries. Prior to joining Google in 2012, Tiedt held various leadership roles in technology product management and marketing at Microsoft. She serves on the board of the 4-H Foundation, America's largest youth development organization.

About ADT Inc.

ADT provides safe, smart and sustainable solutions for people, homes and small businesses. Through innovative offerings, unrivaled safety and a premium customer experience, all delivered by the largest network of smart home security professionals in the U.S., we empower people to protect and connect to what matters most.

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